UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 4, 2007
First Citizens Banc Corp

(Exact name of Registrant as specified in its charter)

Ohio	0-25980	34-1558688

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870

(Address of principle executive offices)
Registrant’s telephone number, including area code: (419) 625-4121
N/A

(Former name or former address, if changed since last report)
Date of report:       October 4, 2007

Item 8.01. Other Events
CITIZENS BANK TO ACQUIRE
DEPOSITS OF MIAMI VALLEY BANK
FOR IMMEDIATE RELEASE
Citizens Bank Acquires Deposits of Miami Valley Bank
Sandusky, OH, October 5, 2007 — The Citizens Banking Company (Citizens Bank), the banking subsidiary of First Citizens Banc Corp, Sandusky, Ohio (Nasdaq:FCZA), has acquired the deposits of Miami Valley Bank. On October 5, 2007 all Miami Valley Bank offices opened as offices of Citizens Bank.
Citizens Bank is a member of the FDIC and has a proud tradition in Ohio as a financially sound, service oriented community bank. With roots going back to 1884, Citizens Bank currently manages nearly $775 million in assets and $550 million in deposits.
Citizens Bank will also enhance customer convenience after the upcoming merger with Champaign National Bank of Urbana. The merger, expected to close in the fourth quarter, will enable deposit customers to bank in Russell’s Point, West Liberty and Urbana, as well as many other locations in Central and Northern Ohio.
“We are pleased to be able to serve our new customers in Lakeview and Quincy,” stated James O. Miller, President and CEO of Citizens Bank. “We look forward to becoming active members of the communities.”
Citizens Bank is a full service financial institution offering deposit, loan, investment and insurance products. The bank prides itself on providing the products, services and guidance that customers need to meet their life stage goals.
“Through our products, training and service,” said Miller, “Citizens Bank’s entire focus is on making banking valuable for the customers and the communities we serve.”
Member FDIC
FOR INFORMATION, CONTACT:
Jim Miller, Executive Vice President, First Citizens Banc Corp, 419-625-4121
Rich Dutton, Senior Vice President, First Citizens Banc Corp, 419-625-4121

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens Banc Corp

/s/ James O. Miller	October 5, 2007

James O. Miller Executive Vice President	Date